CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 58 to the registration statement on Form N-1A (File Nos. 2-29546 and 811-01682) ("Registration Statement") of our report dated September 9, 2004, relating to the financial statements and financial highlights appearing in the July 31, 2004 Annual Report of Putnam Voyager Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 22, 2004